                              EMPLOYMENT CONTRACT

THE STATE OF TEXAS      )(
                        )(                 KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND       )(

      This Employment Contract ("Agreement") is made and entered into on or as of the 14th day of September, 2001.

      By this Agreement, Cap Rock Energy Corporation, referred to in this Agreement as "Company", acting by and through its President and Chief Executive Officer, David W. Pruitt, or his successor, hereinafter referred to as "Pruitt" employs Sam Prough, referred to in this Agreement as "Prough", and whose principal place of employment is Stanton, Martin County, Texas, who accepts employment on the following terms and conditions:

                                   ARTICLE I

                              TERMS OF EMPLOYMENT

      By this Agreement, the Company, acting by and through and under the direction of Pruitt, employees Prough and Prough accepts employment with the Company for an initial term of one (1) year. Unless a written notice to terminate this Agreement is executed and properly delivered by either party at least ninety days prior to an anniversary date of the execution of this Agreement, this Agreement shall annually and automatically be renewed for an additional term of one (1) year. This Agreement may, however, be terminated earlier, as provided in Article 4, below.

                                   ARTICLE 2

                      EMPLOYMENT COMPENSATION & BENEFITS

2.01 As compensation for all services rendered under this Agreement, Prough shall be paid by Company a salary of $84,864.00 per year, or any greater amount of compensation including bonuses and deferred compensation authorized by the wage and salary plan or board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees.

2.02 Prough shall receive fifteen (15) days of vacation (annual leave), available immediately upon his employment pursuant to this Agreement, and the same sick leave and all other benefits as are accorded regular full-time employees of the Company including provisions governing accrual and payment thereof on early retirement or other methods of employment as set forth in the Company's employee policies.

2.03 Subject to the above paragraph 2.02, all provisions of the Company's rules and regulations relating to annual leave
(vacation), sick leave, early retirement, insurance, savings, deferred compensation, bonuses, pension program contributions, holiday, stock options as available and appropriate for his responsibility and experience and other fringe benefits and working conditions as they now exist or hereafter may be amended, shall apply to Prough as they would to other employees of the Company.

2.04 Because Prough's duties will from time to time require his to work outside of, and in addition to, the Company's established normal work week, work days and work hours, Prough shall be allowed to take compensatory time off.

2.05 Company will reimburse Prough for professional dues and continuing education requirements.

                                   ARTICLE 3

                              COVENANT TO PERFORM

3.01 Prough agrees and covenants to perform his work and services diligently and use his best efforts to faithfully comply with all of the assignments duly made to him on behalf of the Company by Pruitt.

3.02 Prough agrees to execute and honor and abide by the Company's "Employee Pledge and Proprietary Rights and Information Agreement" which all other employees of the Company have executed and agreed to, a copy of which is attached hereto as Exhibit "A".

                                   ARTICLE 4

                             TERM AND TERMINATION

4.01 The Company shall employ Prough pursuant to this Agreement for the one (1) year term beginning with the effective date of his employment hereunder, yearly renewable subject to and following a satisfactory evaluation employee appraisal report on Prough by, for successive one year terms. However, if during such employment, Prough fails or refuses to perform the work and services assigned to him on behalf of the Company by Pruitt, or should he become derelict in so performing, or become unable to perform, or otherwise become in substantial breach of this Agreement all as may be determined by Pruitt in his sole discretion or otherwise so act as to give the Company cause, this Agreement shall, at Pruitt's sole option, cease and terminate and any of Prough's rights hereunder not already finally vested shall cease on or at such time as Pruitt shall notify Prough in writing. The term "cause" shall include the following:

      1. Knowingly, willfully and substantially, during the term of this Agreement, neglects the duties that Prough is required to perform under the terms of this Agreement.

      2. Knowingly, willfully and substantially, during the term of this Agreement, commits clearly dishonest acts toward the Company with the intent to injure or damage the Company.

      3. Insubordination or failing to follow the directives of the President/CEO in connection normal assigned job related duties.

      4. An unsatisfactory evaluation by Pruitt of Prough on the annual employee appraisal.

4.02 If Prough's employment terminates for any reason other than as provided for in paragraph 4.01, 4.03, 4.04 or 4.05, the Company shall pay Prough a lump sum cash settlement equal to the total salary then in effect for one (1) year, plus such amounts, if any, are at the time of his termination of employment, payable for accrued but untaken vacation and sick leave, compensatory time, bonuses and other compensation authorized by the Board of Directors or Pruitt.

4.03 Notwithstanding paragraphs 4.01 and 4.02, this Agreement and Prough's employment hereunder may be terminated at such time and upon such terms and conditions as the parties may mutually agree.

4.04 Notwithstanding the provisions of paragraphs 4.01, 4.02, and 4.03 above, Prough's employment hereunder shall terminate under any of the following conditions:

      a. DEATH. Prough's employment under this Agreement shall terminate automatically upon his death. In such event, Prough's Base Salary shall continue to be paid to his designated beneficiary for the remaining term of this Agreement.

      b. TOTAL DISABILITY. The Company shall have the right to terminate this Agreement if Prough becomes Totally Disabled. For purposes of this Agreement, "Totally Disabled" means that Prough is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months. Prior to a determination that Prough is Totally Disabled, but after Prough has exhausted all sick leave and vacation benefits provided by the Company, Prough shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive, for the remaining term of this Agreement.

4.05 Notwithstanding any other provisions in this Agreement, if (i) Prough remains employed until the date that is three (3) months after the date of a Change in Control (the "Retention Date"), or (ii) Prough's employment is terminated after or in anticipation of a Change in Control (or the execution of a definitive agreement providing for actions which, if completed, would constitute a Change in Control) and before the Retention Date (A) by the Company without Good Cause or (B) by Prough for Good Reason, then, in addition to any other amounts payable pursuant to this Agreement, the Company shall pay Prough a lump sum cash payment within thirty (30) days of termination equal to six (6) times the sum of Prough's annual Base Salary and the greater of (x) the highest bonus awarded to Prough in a prior year or (y) 50% of Prough's annual Base Salary.

      For purposes of this Agreement "Change in Control" means: (i) a reorganization or merger of the Company with or into any other company which will result in the Company's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the Company to an entity in which the Company's stockholders immediately prior to such sale will not hold following such sale at least 50% of the voting power of such purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being "beneficially owned" by a single "person" (quoted terms having their respective meanings under Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended); (iv) a change in the majority of the Board not approved by at least two-thirds of the Company's directors in office prior to such change or (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company's assets.

      For purposes of this Agreement, after a Change in Control, "Good Reason" shall mean the occurrence of any one of the following circumstances without Prough's consent:

      (1) a material reduction in Prough's salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

      (2) a material diminution of Prough's duties, authority or responsibilities as in effect immediately prior to such diminution;

      (3) the relocation of Prough's primary work location to a location more than 50 miles from Prough's primary work location as of the date of this Agreement; or

      (4) the failure of a successor to assume and perform under this Agreement.

4.06 In the event Prough is eligible to receive a lump sum payment pursuant to this Agreement and such lump sum payment would cause Prough to be subject to an excise tax in excess of normal income taxes on such lump sum, then and in that event, the lump sum payment shall be increased (grossed up) in an amount sufficient to pay such excise tax.

                                   ARTICLE 5

                  TRADE SECRETS AND CONFIDENTIAL INFORMATION

5.01 During the term of Prough's employment, the Company will provide Prough access to, so he may become familiar with, various trade secrets and other confidential or proprietary information of the Company, train his in the use of same, and provide associates a working environment in which he can contribute toward enhancing same and upgrading his general knowledge. Trade secrets, proprietary information and confidential information encompass, without limitation, anything which is owned by the Company and is regularly used in the operation of the business of the Company to obtain a competitive advantage over the Company's competitors who do not know, have access to, or utilize such information or trade secrets. Proprietary information further includes, but is not limited to, records, files, documents, bulletins, publications, manuals, financial data and information concerning and the identity of customers, prospects and suppliers. Trade secrets further include, but are not limited to, specifications, software programs, both the source code and the object code, documentation, flow charts, diagrams, schematics, data, data bases, and business and production methods and techniques.

5.02 Prough acknowledges that such training and the use of the trade secrets and confidential or proprietary information will enable him to perform his job and enhance his compensation. Prough recognizes and acknowledges that the trade secrets and other confidential or proprietary information of the Company are valuable, special and unique and that the protection thereof is of critical importance to the Company in maintaining its competitive position. Prough, therefore, covenants and agrees that, except as required by his employment hereunder or with the express prior written consent of the Company, he shall not, during the term of his employment by the Company or at anytime thereafter, either directly or indirectly, make independent use or publish or otherwise disclose any of the aforesaid trade secrets or other confidential or proprietary information of the Company
(whether acquired, learned, obtained or developed by him alone or in conjunction with others) to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or allow any other person, firm, corporation, association or other entity to make use of, publish or disclose any of the aforesaid trade secrets or other confidential or proprietary information. Prough agrees not to use, steal, or appropriate such items or versions thereof, whether copies or reconstructed from memory or otherwise, in any manner. Prough further recognizes and acknowledges that in order to enable Company to perform services for its customers and engage in Company's business, information may be furnished to the Company confidential information and that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential. Prough therefore agrees that he shall keep all such information of the Company and any of its affiliates and subsidiaries completely and absolutely confidential. This agreement not to disclose confidential information shall survive after the term of Prough's employment pursuant to this Agreement. Therefore, Prough shall be bound by his agreement herein not to disclose confidential information of the Company and its affiliates or subsidiaries both during his employment with the Company and after his employment with the Company is terminated. A violation by Prough of this Article shall be a material violation of this Agreement and will justify legal and/or equitable relief. Prough recognizes that if he breaches this agreement and discloses confidential information or trade secrets of the Company or any of its affiliates or subsidiaries, the Company will suffer substantial, irreparable and continuing injuries, damages and costs attendant thereto. Further, recognizing that money damages may not provide adequate relief, Prough agrees that, in the event that he breaches or threatens to breach this Agreement, the Company shall be entitled to a preliminary or permanent injunction in order to prevent the continuation of such harm and, as liquidated damages, Prough shall forfeit all payments made pursuant to this Agreement from the date the Agreement was breached and any payments that are or may be due pursuant to this Agreement, as well as any rights or benefits, including health insurance benefits.

5.03 Prough and the Company acknowledge and agree that the fact that the Parties have entered into this Agreement and the terms of this Agreement are confidential. Neither of the Parties may therefore disclose the terms of this Agreement to others, except as necessary with regard to the filing of income taxes and other necessary documents or as required by law, or pursuant to a subpoena or court order, unless such disclosure has been approved by the other Party's written permission.

                                   ARTICLE 6

                           NON-COMPETITION AGREEMENT

      Prough agrees that upon his termination of employment from the Company, for a period of Two (2) years, he will not engage or participate, directly or indirectly, in competition with the

Company or any of its affiliates or subsidiaries without the prior written consent of the Company which consent shall not be unreasonably withheld. This Agreement shall prohibit Prough from, among other things, attempts to serve or assist others in serving the Company's present or potential customers. Prough further agrees that he will never at any time after executing this Agreement, assist any person or entity in buying, merging with or acquiring the Company unless the Company consents in writing.

                                   ARTICLE 7

                                 PROHIBITIONS

7.01 Prough shall not, at any time during or after the term of this Agreement, make derogatory, false, or misleading oral or written comments to any person or entity regarding the Company, its management, officers, directors, employees or agents. Prough agrees generally to speak favorably of the Company and his employment with the Company.

7.02 Prough agrees that neither he, nor any member of his immediate family, shall run for or serve as a Director of the Company for a period of five (5) years after Prough's employment with the Company is terminated.

7.03 The Company and Prough recognize and agree that the damages to the Company for violation of Articles 5, 6 and 7 may be difficult, if not impossible to ascertain, and therefore the Parties hereby agree that in the event Prough breaches these Articles 5, 6, and 7, the Company shall be entitled to liquidated damages for such breach which shall be forfeiture and reimbursement by Prough of all amounts paid to Prough from the time of the breach, received by Prough from Company pursuant to this Agreement from the time of the breach, or any amounts which Prough is entitled to receive pursuant to this Agreement, and all rights and benefits, including health insurance benefits and stock which Prough may be entitled to receive pursuant to this Agreement.

                                   ARTICLE 8

                        SUPERSESSION AND EFFECTIVENESS

8.01 This Agreement supersedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to Prough's employment.

8.02 This Agreement shall bind and be for the benefit of the parties to the agreement, as well as their respective successors, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

8.03 The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of Prough by subsidiary corporations of Cap Rock Energy Corporation, or by any corporation organized by the Company's Board of Directors for the benefit of the Company, or the receipt of compensation by Prough from any such corporations.

8.04 This Agreement shall become binding upon the parties from and as of the date of the execution.

                                   ARTICLE 9

                                 GOVERNING LAW

         This Agreement has been executed in the State of Texas and shall be governed by and construed in all respects in accordance with the laws of the State of Texas.

                                  ARTICLE 10

                                  ARBITRATION

      All disputes, claims and matters in question arising under, with respect to or out of this Agreement or the relationship between the parties created by this agreement, whether sounding in contract, tort or otherwise, which cannot be resolved between the Parties, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act. The arbitration shall be administered by the American Arbitration Association ("AAA") in Dallas, Texas in accordance with the Commercial Arbitration Rules of the AAA. There shall be three arbitrators. Each party shall designate an arbitrator, who need not be neutral, within 30 days of receiving notification of the filing with the AAA of a demand for arbitration. The two arbitrators so designated shall elect a third arbitrator. If either party fails to designate an arbitrator within the time specified or the two parties' arbitrators fail to designate a third arbitrator within 30 days of their appointments, the third arbitrator shall be appointed by the AAA. The decision or award of a majority of the arbitrators shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. It is expressly agreed that the arbitrators shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation.

      IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 14th day of September, 2001.

                                          CAP ROCK ENERGY CORPORATION

/s/ Sam Prough                            /s/ David W. Pruitt
-------------------------------           ------------------------------
Sam Prough                                David W. Pruitt, President/CEO

THE STATE OF TEXAS      )(
                        )(
COUNTY OF MIDLAND       )(

      This instrument was acknowledged before me on this the 14th day of September, 2001, by DAVID W. PRUITT, President/Chief Executive Officer of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.

                                    /s/ SHARON A HOELSCHER
                                    --------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    SHARON A. HOELSCHER
                                    ----------------------------------
                                    My Commission Expires: 7-11-2003
                                                          ------------

(SEAL)







THE STATE OF TEXAS      )(
                        )(
COUNTY OF MIDLAND       )(

      This instrument was acknowledged before me on this the 20th day of September, 2001, by SAM PROUGH.

                                    /s/ Johnny L. Howard
                                    -------------------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    JOHNNY L. HOWARD
                                    -------------------------------------------
                                    My Commission Expires: 11-17-2003
                                                           --------------------


(SEAL)